Exhibit 10.22

[On First Marblehead letterhead]

January 28, 2011

Ryan Brenneman

[address]

Dear Ryan:

On behalf of The First Marblehead Corporation (the “Company”), I am very pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.

1. Employment. You will be employed, effective March 1, 2011, to serve on a full-time basis in the position of Managing Director, reporting to Kenneth Klipper, the Chief Financial Officer and Chief Accounting Officer of the Company. As a Managing Director, you will be responsible for managing the preparation of the Company’s consolidated financial statements. In addition, you will be responsible for other duties as may from time to time be assigned to you by the Company.

2. Exclusivity. In return for the compensation payments set forth in this letter, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company.

3. Compensation. Your annualized base salary will be $260,000.00, less all applicable federal, state and local taxes and withholdings, to be paid in semi-monthly installments in accordance with the Company’s standard payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

4. Bonus. In addition to your base compensation, you may be eligible for an annual discretionary bonus award of up to 50% of your base salary earned during the bonus year, subject to the terms of the applicable bonus plan. The bonus award, if any, will be based on both individual and the Company’s performance, and shall be determined by the Company in its sole discretion. You must be an active employee of the Company on the date the bonus is distributed in order to be eligible for a bonus award because it also serves as an incentive to remain employed by the Company.

5. Benefits. You shall be eligible to participate in any and all benefit programs that the Company establishes and makes generally available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such benefits may include participation in group medical and dental insurance programs, term life insurance, long-term disability insurance, paid time off and participation in a 401(k) plan. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice. Enclosed is a comprehensive benefits summary.

6. Equity. You will also be eligible to receive awards under the Company’s long-term incentive plans. It is our intention to initially award you 25,000 restricted stock units, subject to board approval and to the terms and conditions of the Company’s 2003 stock incentive plan, as amended, and a restricted stock unit agreement between the Company and you. Each restricted stock unit will represent the right to receive one share of common stock of the Company upon vesting. Your initial grant of restricted stock units is expected to vest ratably over four years, beginning on the first anniversary of the grant date. Your restricted stock unit agreement and plan documents will be provided to you following your start date.

7. Relocation Assistance. To assist you with your relocation to the Boston area, the Company will provide you with the following relocation assistance (which may constitute taxable income to you):

a. The Company will reimburse you up to $20,000.00 for third-party moving expenses actually and reasonably incurred by you, provided that you furnish receipts satisfactory to the Company for any such expenses. In addition, the Company will reimburse you up to $5,000.00 in travel and other expenses related to your search for permanent housing, provided that you furnish receipts satisfactory to the Company for any such expenses. To the extent the reimbursement of any expenses pursuant to this Section 7(a) qualifies for tax-free status, the Company will treat such reimbursement as tax-free.

b. The Company will reimburse you up to $60,000.00 for third-party broker’s fees actually and reasonably incurred by you and due upon the sale of your current house, provided that you furnish receipts or other documentation satisfactory to the Company for any such broker’s fees. To the extent the reimbursement of any broker’s fees qualifies for tax-free status, the Company will treat such reimbursement as tax-free.

c. The Company will reimburse you for rental expenses actually and reasonably incurred by you for temporary housing as you search for permanent housing. The Company will provide such reimbursement for up to six months immediately following your start date. The amount of such reimbursement must be pre-approved by the Company. You will be required to provide documentation acceptable to the Company in connection with reimbursement for the temporary housing you select.

d. The Company will reimburse you for expenses actually and reasonably incurred by you for weekly travel between the Washington, D.C. area and the Boston area until the earlier of: (i) six months immediately following your start date or (ii) your permanent relocation to the Boston area. You will be required to provide documentation acceptable to the Company in connection with reimbursement for such travel expenses.

e. You agree to repay the Company in full for any moving, travel and other expenses incurred pursuant to subpart (a) above, and any broker’s fees incurred pursuant to subpart (b) above, reimbursed to you by the Company, if you leave your employment voluntarily or are involuntarily terminated for “cause”, prior to the first anniversary of your start date. A determination of whether “cause” exists will be made by the Company in its good faith discretion and any such finding will be binding and conclusive. In the event that you fail to timely repay any portion of the moving expenses and broker’s fee you agree that (i) the Company will have all the rights of a creditor in seeking to obtain repayment of any unpaid amount; (ii) the Company will have the right to deduct or set-off the amount of such unpaid amount from any cash compensation otherwise payable to you (to the extent permitted by law); and (iii) you will reimburse the Company for any and all damages, losses, costs, and expenses (including, but not limited to, attorneys’ fees, court costs, and collection costs) incurred or sustained by the Company as a result of your failure to timely repay such amounts.

f. All reimbursements and in-kind benefits provided under this offer letter shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”) to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

8. At-Will Employment. If you accept the Company’s offer of employment, your employment with the Company will be on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Managing Director of Human Resources which expressly states the intention to modify the at-will nature of your employment.

9. Severance Benefits.

a. In the event that your employment is involuntarily terminated by the Company without Cause (as defined below) the Company will pay you severance in the form of continuation of your annual base salary, less all lawful deductions, for a period of six months commencing on the Payment Date (as defined below) (the “Severance Pay Period”). Payments will be made consistent with the Company’s usual payroll practices.

b. In the event that your employment is involuntarily terminated by the Company without Cause, the Company will provide you with the continuations of medical and dental benefits (at then active rates) during the Severance Pay Period, provided that you properly elect to continue your health and dental coverage under COBRA.

c. Except as otherwise set forth in this Section 9, the Release or any restricted stock unit or stock option agreement between the Company and you, you shall not be eligible to participate in any other severance program, plan or policy of the Company, and you waive any right to receive any severance monies or benefits other than those set forth in this Section 9.

d. The term “Cause” shall mean, as determined by the Company in its good faith discretion, (i) the willful failure by you to perform your employment duties that has continued more than thirty days following written notice from the Company of such non-performance, (ii) any act of dishonesty, fraud, willful misconduct, gross negligence or disobedience on your part in the performance of your employment duties, or (iii) your conviction of a felony involving moral turpitude.

e. The payment of any severance amounts pursuant to this offer letter shall be subject to the terms and conditions set forth in Exhibit A. In addition, any distribution, acceleration, vesting or payment of benefits to you pursuant to this offer letter or otherwise, is and shall be subject to and conditioned upon prior compliance with all applicable regulatory provisions and requirements, including without limitation any applicable approval requirements of the U.S. Office of Thrift Supervision (or any successor thereof) and the Federal Deposit Insurance Corporation. Should any provision of this offer letter be declared or be determined by the U.S. Office of Thrift Supervision (or any successor thereof), the Federal Deposit Insurance Corporation or any court of competent jurisdiction to be illegal, invalid, impermissible, void or contrary to public policy or safe and sound banking practices, the validity of the remaining parts, terms or provisions shall not be affected thereby and said part, term or provision declared or determined to be illegal, invalid, impermissible, void or contrary to public policy or safe and sound banking practices shall be deemed not to be a part of this offer letter.

f. Notwithstanding anything herein to the contrary, no severance or benefits shall be paid or provided under this offer letter unless you first execute and do not revoke a waiver and release of claims in a form satisfactory to the Company (the “Release”) within 60 days following the date of termination, which provides for a release of any and all claims that you have or might have against the Company. The severance payments shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the termination, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.

10. Invention, Non-Disclosure, Non-Solicitation and Non-Compete Agreement. As a condition of your employment, you will be required to execute the Company’s Invention, Non-Disclosure, Non-Solicitation and Non-Compete Agreement, a copy of which is enclosed with this offer letter.

11. Proof of Legal Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

12. Background and Reference Checks. The Company’s offer of at-will employment is contingent upon your authorization and successful completion of background and reference checks. You will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as determined by the Company in its discretion to be necessary, appropriate or desirable.

13. Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

14. Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. Please note that this offer letter is your formal offer of employment and supersedes any and all prior or simultaneous contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Massachusetts law. Any claims or causes of action which arise out of this offer letter or your employment shall be instituted and litigated before a judge in a court of competent jurisdiction located within the Commonwealth of Massachusetts. You expressly agree to waive your right to a jury trial in any claim initiated by you, on your behalf, or brought against you, based upon this offer letter or otherwise based upon your employment with the Company or termination thereof

If this letter correctly sets forth the initial terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below along with the attached forms, and return them to me in the attached envelope.

Sincerely,

/s/ Jo-Ann Burnham
Jo-Ann Burnham
Managing Director, Human Resources

Enclosures

My signature below indicates my acceptance of this offer of at-will employment from The First Marblehead Corporation and that I understand the terms of our employment relationship. I further acknowledge that this letter sets forth the Company’s entire offer of employment, and that I have not relied upon any other written or verbal discussions concerning employment with the Company.

/s/ Ryan Brenneman	02/01/2011
Ryan Brenneman	Date

Exhibit A

Compliance with Section 409A

Subject to the provisions in this Exhibit A, any severance payments or benefits under your offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the severance payments and benefits, if any, to be provided to you under your offer letter.

1. It is intended that each installment of the severance payments and benefits provided under your offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

2. If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in your offer letter.

3. If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

a. Each installment of the severance payments and benefits due under your offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be payable on the dates and terms set forth in your offer letter; and

b. Each installment of the severance payments and benefits due under your offer letter that is not described in paragraph 3(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

4. The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 4, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

5. All reimbursements and in-kind benefits provided under your offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in your offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

6. Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided in your offer letter that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

[On First Marblehead letterhead]

August 29, 2011

Ryan R. Brenneman

c/o The First Marblehead Corporation

800 Boylston Street, 34th Floor

Boston, MA 02199

Dear Ryan:

Reference is made to that certain letter agreement dated January 28, 2011 (the “Offer Letter”) between The First Marblehead Corporation (the “Company”) and you. This letter sets forth amendments to certain of the provisions of the Offer Letter, which amended provisions supersede the terms of the Offer Letter.

In consideration for your continued service to the Company, and affirmation of your obligations under that certain Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement that you executed on March 7, 2011, Section 7 of the Offer Letter is amended by deleting Section 7 in its entirety and substituting therefor the following:

“Relocation Assistance. To assist you with your relocation to the Boston area, the Company will provide you with the following relocation assistance (which may constitute taxable income to you):

a. If you enter into a binding purchase and sale agreement for the purchase of a primary residence in the greater Boston area (the “Purchase Transaction”) on or prior to December 31, 2011, you will receive a special one-time bonus award in an amount equal to $70,153 (the “Relocation Bonus”), provided that (i) you furnish the Company with a fully executed copy of the binding purchase and sale agreement relating to the Purchase Transaction (the “P&S”) and (ii) the P&S specifies a closing date on or prior to January 31, 2012. You will receive the Relocation Bonus in the first payroll cycle after you furnish the P&S to the Managing Director, Human Resources of the Company and in no event later than January 15, 2012.

b. The Company will reimburse you for rental expenses actually and reasonably incurred by you for temporary housing as you search for permanent housing (the “Temporary Housing Expenses”). The Company will provide reimbursement for Temporary Housing Expenses through October 31, 2011. The amount of such reimbursement must be pre-approved by the Company. You will be required to provide documentation acceptable to the Company in connection with reimbursement for the Temporary Housing Expenses.

c. The Company will reimburse you for expenses actually and reasonably incurred by you for weekly travel between the Washington, D.C. area and the Boston area until the earlier of: (i) six months immediately following your start date or (ii) your permanent relocation to the Boston area (the “Travel Expenses”). You will be required to provide documentation acceptable to the Company in connection with reimbursement for the Travel Expenses.

[On First Marblehead letterhead]

d. Other than permissible Temporary Housing Expenses incurred by you pursuant to subpart (b) above and permissible Travel Expenses incurred by you pursuant to subpart (c) above, you will not be entitled to reimbursement for any expenses incurred by you, nor will the Company pay any expenses on your behalf, in connection with your relocation to the Boston area after August 25, 2011.

e. If you leave your employment voluntarily or are involuntarily terminated for “cause” on or prior to the anniversary of the date of payment by the Company of the Relocation Bonus, you agree to repay to the Company in full the amount of $85,000, representing (i) amounts previously reimbursed to you or paid on your behalf by the Company (the “Reimbursements”) for moving expenses and travel and other expenses related to your search for permanent housing, and (ii) the amount of the Relocation Bonus paid to you by the Company pursuant to subpart (a) above. A determination of whether “cause” exists will be made by the Company in its good faith discretion and any such finding will be binding and conclusive.

f. You agree to repay to the Company in full the amount of $70,153, representing the amount of the Relocation Bonus, if the Purchase Transaction fails for any reason to close on or prior to the closing date set forth in the P&S. You agree to repay such amount in full no later than the third business day after the scheduled closing date set forth in the P&S and in no event later than February 3, 2012.

g. In the event that you fail to timely repay any portion of the Reimbursements or the Relocation Bonus pursuant to subparts (e) or (f) above, you agree that (i) the Company will have all the rights of a creditor in seeking to obtain repayment of any unpaid amount; (ii) the Company will have the right to deduct or set-off the amount of such unpaid amount from any cash or equity compensation otherwise due to you (to the extent permitted by law); and (iii) you will reimburse the Company for any and all damages, losses, costs, and expenses (including, but not limited to, attorneys’ fees, court costs, and collection costs) incurred or sustained by the Company as a result of your failure to timely repay such amounts.

h. All bonuses, reimbursements and in-kind benefits provided under this offer letter shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”) to the extent that such bonuses, reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.”

[On First Marblehead letterhead]

Except as modified by this letter, all other terms and conditions of your Offer Letter shall remain in full force and effect. In particular, your employment with the Company remains at-will, meaning that either you or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without notice.

You acknowledge that the Offer Letter, as amended by this letter, may become subject to regulatory review and approval and shall be binding on the Company only to the extent that all required regulatory approvals have been received and remain in effect.

Please acknowledge your acceptance of the foregoing by signing in the space provided below and returning the signed letter to me.

Very truly yours,

/s/ Jo-Ann Burnham
Jo-Ann Burnham
Managing Director, Human Resources

AKNOWLEDGED AND AGREED

/s/ Ryan R. Brenneman
Ryan R. Brenneman